EXHIBIT 99.1

222 Lakeview Avenue, Suite 1500, West Palm Beach, FL  33401

NEWS RELEASE

CRUZAN INTERNATIONAL, INC.

ANNOUNCES CLOSING OF EXERCISE PERIOD OF RIGHTS OFFERING

Fully Subscribed Offering Results in $5.686 Million in Gross Proceeds to the Company

WEST PALM BEACH, FLORIDA – June 22, 2005 – Cruzan International, Inc. (AMEX: RUM) (the “Company”), producer and distributor of the Cruzan line of rums from the Virgin Islands and a leading distiller of rum and brandy, and importer and marketer of premium branded spirits, announced today that the exercise period for the Company’s rights offering expired as of 5:00 p.m. Eastern Time on Tuesday, June 21, 2005.  The fully subscribed offering resulted in the issuance of 408,787 additional shares of common stock and gross proceeds to the Company of approximately $5.686 million, before deducting fees and expenses.  The Company anticipates using the net proceeds from the rights offering to pay down a portion of its bank credit facility.

Based on preliminary calculations, 400,055 shares (of which 1,510 are guaranteed delivery) were subscribed for in the basic subscription rights portion of the rights offering, representing approximately 97.9% of the total available for subscription.  The demand for shares in the oversubscription portion of the rights offering was approximately 657,146 shares (of which 31,000 are guaranteed delivery), substantially exceeding the approximately 8,732 shares remaining available for oversubscription.  Thus, the number of shares each oversubscribing rightsholder will receive is subject to proration in accordance with the rights offering materials.

The Company will deliver to subscribing rightsholders certificates representing the shares of Company common stock purchased in the rights offering as soon as practicable after all pro rata allocations and adjustments have been completed. However, the Company will not be able to begin calculations for any oversubscription pro rata allocations and adjustments until three days after the expiration time of the rights offering, which is the latest date for rightsholders to deliver the rights exercise notice according to the guaranteed delivery procedures.

Rightsholders who exercised their oversubscription rights and are allocated less than all of the shares for which they wished to subscribe will receive their excess payment by mail, without interest or deduction, as soon as practicable after all pro rata allocations and adjustments have been completed.

Following consummation of the rights offering, the Company will have 6,747,306 shares of common stock outstanding.

About the Company

Cruzan International, Inc. is a major supplier of rum, brandy and wine to the beverage alcohol industry.  The Company also produces ultra-premium single-barrel aged rums and tropical rums, vinegar and other alcohol-related products.

Statements contained in this press release, other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934.  The Company intends that such forward-looking statements shall be subject to the safe harbors created thereby.  These statements involve various risks and uncertainties, including without limitation those contained in the section entitled “Risks that May Affect Future Results” in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004.  As a result, future results may differ materially from the expected results represented by the forward looking-statements contained in this press release.

Contact:                           Ezra Shashoua, Executive Vice President & Chief Financial Officer

William Viggiano, Vice President & Controller

561-655-8977